MERRILL LYNCH GLOBAL ALLOCATION FUND

FILE # 811-5576

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
12/17/2004	Macquarie Infrastructure Co.	466,100	21,400,000	Merrill Lynch Citigroup Jefferies & Company Legg Mason Wood Walker, Macquarie Securities (USA) RBC Capital Markets Corp Raymond James & Associates
1/20/2005	Fortis Insurance	6,400,000	385,000,000	Morgan Stanley Merrill Lynch UBS Securities Citigroup Credit Suisse First Boston Goldman Sachs JP Morgan Lehman Brothers
4/12/2005	El Paso	10,650	1,000,000

Banc of America

Deutsche Bank

Citigroup

Credit Suisse First Boston

JP Morgan

Merrill Lynch

Morgan Stanley

Goldman Sachs

ABN AMRO Rothschild

BNP Paribas Securities

HVB Capital Markets

Scotia Capital

SG Americas Securities

Fortis Securities